Exhibit 99.1

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS THIRD-QUARTER 2013 FINANCIAL RESULTS

Loan Originations Increase 11 Percent From Year-Ago Quarter

Private Education Loan Charge-off Rates Decline to 2.6 Percent, Lowest Level in Five Years

NEWARK, Del., Oct. 16, 2013 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released third-quarter 2013 financial results that include an 11-percent increase in loan originations compared to the year-ago quarter and a decline in private education loan charge-off rates to 2.6 percent, the lowest level in five years.

“Students and their families are increasingly cost conscious when making education decisions. Even so, our loan originations grew by double digits this quarter, confirming the continuing demand for our responsibly designed products,” said John (Jack) F. Remondi, president and CEO. “I am also proud of our default prevention statistics. Despite numerous reports on rising student loan defaults, our private and federal loan customers experienced lower default rates year over year.”

For the third-quarter 2013, GAAP net income was $260 million ($0.57 diluted earnings per share), compared with $188 million ($0.39 diluted earnings per share) for the year-ago quarter.

Core earnings for the quarter were $271 million ($0.60 diluted earnings per share), compared with $277 million ($0.58 diluted earnings per share) for the year-ago quarter.

The increase in third-quarter 2013 core diluted earnings per share was primarily the result of a $63 million decline in the provision for loan losses, a $31 million increase in servicing and contingency revenue, as well as fewer common shares outstanding. These items more than offset lower debt repurchase gains of $44 million, a decrease in net interest income before provision for loan losses of $30 million (primarily as a result of the sales of residual interests in FFELP securitization trusts), higher operating expenses of $37 million (in part due to higher servicing and contingency volumes) and higher restructuring and other reorganization expenses of $10 million.

Sallie Mae provides core basis earnings because management makes its financial decisions on such measures. The changes in GAAP net income are driven by the same core earnings items discussed above, as well as changes in mark-to-market unrealized gains and losses on derivative contracts and amortization and impairment of goodwill and intangible assets that are recognized in GAAP, but not in core earnings results. Third-quarter 2013 GAAP results included $19 million of losses from derivative accounting treatment that are excluded from core earnings results, compared with losses of $140 million in the year-ago period.

Consumer Lending

In the consumer lending segment, Sallie Mae originates, finances and services private education loans.

Quarterly core earnings were $105 million, compared with $62 million in the year-ago quarter. The increase is primarily the result of a $57 million decrease in the provision for private education loan losses.

Third-quarter 2013 private education loan portfolio results vs. third-quarter 2012 included:

•	Loan originations of $1.5 billion, up 11 percent.

•	Delinquencies of 90 days or more of 3.8 percent of loans in repayment, down from 5.3 percent.

•	Loans in forbearance of 3.4 percent of loans in repayment and forbearance, up from 3.2 percent.

•	Annualized charge-off rate of 2.6 percent of average loans in repayment, down from 3.2 percent.

•	Provision for private education loan losses of $195 million, down from $252 million.

•	Core net interest margin, before loan loss provision, of 4.24 percent, up from 4.05 percent.

•	The portfolio balance, net of loan loss allowance, totaled $37.8 billion, a $651 million increase over the year-ago quarter.

Business Services

Sallie Mae’s business services segment includes fees from servicing, collections and college savings businesses.

Business services core earnings were $124 million in third-quarter 2013, compared with $133 million in the year-ago quarter. The decline in business services net income from the year-ago period was primarily the result of a lower outstanding principal balance in the underlying FFELP portfolio serviced.

During the quarter, the company announced the sale of its 529 college savings plan administration business. Upon the transaction’s closing, which is anticipated to occur in the fourth-quarter 2013, the company will recognize a gain of approximately $0.14 per diluted share. Due to the pending sale, the results of this business were moved to discontinued operations for all periods presented.

Federally Guaranteed Student Loans (FFELP)

This segment represents earnings from Sallie Mae’s amortizing portfolio of FFELP loans.

Core earnings for the segment were $92 million in third-quarter 2013, compared with the year-ago quarter’s $94 million.

At Sept. 30, 2013, the company held $106 billion of FFELP loans, compared with $128 billion at Sept. 30, 2012. Approximately $12 billion of the $22 billion decline in FFELP loans is a result of the sales of the residual interests in FFELP securitization trusts earlier in the year.

Operating Expenses

Third-quarter 2013 operating expenses were $257 million, compared with $220 million in the year-ago quarter. The increase is primarily the result of increases in third-party servicing and collections activities, increased private education loan marketing activities, continued investments in technology, and an increase in pending litigation settlement expense.

In addition, there were $12 million and $2 million of expenses reported in restructuring and other reorganization expenses in the third quarter of 2013 and 2012, respectively. For the third-quarter 2013, these consisted of expenses related to the company’s previously announced plan to separate its existing organization into two, separate, publicly traded companies. The $2 million of expenses in third-quarter 2012 related to restructuring expenses.

Funding and Liquidity

During the third-quarter 2013, Sallie Mae issued $1.7 billion in FFELP asset-backed securities (ABS), $624 million in private education loan ABS and $1.25 billion in unsecured bonds. In addition, the company closed on a $1.1 billion asset-backed borrowing facility that matures on August 15, 2015. This facility was used to fund the call and redemption of SLM 2009-D Private Education Loan Trust ABS.

Shareholder Distributions

In the third-quarter 2013, Sallie Mae paid a common stock dividend of $0.15 per share.

In July 2013, the company authorized $400 million to be utilized in a new common share repurchase program that does not have an expiration date. There were no share repurchases in the third-quarter 2013.

Guidance

The company expects 2013 results to be as follows:

•	Full-year 2013 private education loan originations of $3.8 billion.

•

Fully diluted 2013 core earnings per share of $2.94 including $0.44 related to FFELP securitization trust residual sales, $0.08 from the business sale earlier in the year, and the anticipated $0.14 from the business sale to close in fourth-quarter 2013.

***

Sallie Mae reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts and the goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but not in core earnings results. The company provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, the company’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “Core Earnings — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings. Given the significant variability of valuations of derivative instruments on expected GAAP net income, the company does not provide a GAAP equivalent for its core earnings per share guidance.

Definitions for capitalized terms in this document can be found in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2012 (filed with the SEC on Feb. 26, 2013). Certain reclassifications have been made to the balances as of and for the three months ended Sept. 30, 2012, to be consistent with classifications adopted for 2013, and had no effect on net income, total assets or total liabilities.

***

The company will host an earnings conference call tomorrow, Oct. 17, 2013, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial 877-356-5689 (USA and Canada) or dial 706-679-0623 (international) and use access code 75317185 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call via the company’s website will be available approximately two hours after the call’s conclusion. A telephone replay may be accessed approximately two hours after the call’s conclusion through Oct. 31, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 75317185.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2012 and subsequent filings with the Securities and Exchange Commission; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and adverse effects of such initiatives on its business; risks associated with restructuring initiatives, including the company’s recently announced strategic plan to separate its existing operations into two, separate, publicly traded companies; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; its ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

***

Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Celebrating 40 years of making a difference, Sallie Mae continues to turn education dreams into reality for American families, today serving more than 25 million customers. With products and services that include Upromise rewards, scholarship search and planning tools, education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@SallieMae.com Martha Holler, 302-283-4036, martha.holler@SallieMae.com
Investors:	Joe Fisher, 302-283-4075, joe.fisher@SallieMae.com Steven McGarry, 302-283-4074, steven.j.mcgarry@SallieMae.com

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Selected Financial Information and Ratios

(Unaudited)

	Quarters Ended			Nine Months Ended
(In millions, except per share data)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

GAAP Basis
Net income attributable to SLM Corporation	$260	$543	$188	$1,149	$591
Diluted earnings per common share attributable to SLM Corporation	$.57	$1.20	$.39	$2.52	$1.18
Weighted average shares used to compute diluted earnings per share	445	448	471	450	490
Return on assets	.67%	1.35%	.42%	.95%	.43%

“Core Earnings” Basis(1)
“Core Earnings” attributable to SLM Corporation	$271	$462	$277	$1,015	$804
“Core Earnings” diluted earnings per common share attributable to SLM Corporation	$.60	$1.02	$.58	$2.22	$1.61
Weighted average shares used to compute diluted earnings per share	445	448	471	450	490
“Core Earnings” return on assets	.70%	1.15%	.62%	.84%	.59%

Other Operating Statistics
Ending FFELP Loans, net	$106,350	$108,491	$127,747	$106,350	$127,747
Ending Private Education Loans, net	37,752	37,116	37,101	37,752	37,101

Ending total student loans, net	$144,102	$145,607	$164,848	$144,102	$164,848

Average student loans	$145,585	$152,135	$167,166	$152,607	$171,499

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

Results of Operations

We present the results of operations below on a consolidated basis in accordance with GAAP. The presentation of our results on a segment basis is not in accordance with GAAP. We have four business segments: Consumer Lending, Business Services, FFELP Loans and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				September 30, 2013 vs. June 30, 2013		September 30, 2013 vs. September 30, 2012
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2013	June 30, 2013	September 30, 2012	$	%	$	%
Interest income:
FFELP Loans	$698	$703	$840	$(5)	(1)%	$(142)	(17)%
Private Education Loans	635	627	615	8	1	20	3
Other loans	3	3	4	—	—	(1)	(25)
Cash and investments	4	4	5	—	—	(1)	(20)

Total interest income	1,340	1,337	1,464	3	—	(124)	(8)
Total interest expense	541	553	645	(12)	(2)	(104)	(16)

Net interest income	799	784	819	15	2	(20)	(2)
Less: provisions for loan losses	207	201	270	6	3	(63)	(23)

Net interest income after provisions for loan losses	592	583	549	9	2	43	8
Other income (loss):
Gains on sales of loans and investments	—	251	—	(251)	(100)	—	—
Gains (losses) on derivative and hedging activities, net	(127)	18	(233)	(145)	(806)	106	(45)
Servicing revenue	83	69	71	14	20	12	17
Contingency revenue	104	109	85	(5)	(5)	19	22
Gains on debt repurchases	—	19	44	(19)	(100)	(44)	(100)
Other income	9	24	2	(15)	(63)	7	350

Total other income (loss)	69	490	(31)	(421)	(86)	100	323
Expenses:
Operating expenses	257	244	220	13	5	37	17
Goodwill and acquired intangible asset impairment and amortization expense	4	3	5	1	33	(1)	(20)
Restructuring and other reorganization expenses	12	23	2	(11)	(48)	10	500

Total expenses	273	270	227	3	1	46	20

Income from continuing operations before income tax expense	388	803	291	(415)	(52)	97	33
Income tax expense	136	299	104	(163)	(55)	32	31

Net income from continuing operations	252	504	187	(252)	(50)	65	35
Income from discontinued operations, net of tax expense	8	38	—	(30)	(79)	8	100

Net income	260	542	187	(282)	(52)	73	39
Less: net loss attributable to noncontrolling interest	—	(1)	(1)	1	(100)	1	(100)

Net income attributable to SLM Corporation	260	543	188	(283)	(52)	72	38
Preferred stock dividends	5	5	5	—	—	—	—

Net income attributable to SLM Corporation common stock	$255	$538	$183	$(283)	(53)%	$72	39%

Basic earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$.56	$1.14	$.39	$(.58)	(51)%	$.17	44%
Discontinued operations	.02	.08	—	(.06)	(75)	.02	100

Total	$.58	$1.22	$.39	$(.64)	(52)%	$.19	49%

Diluted earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$.55	$1.12	$.39	$(.57)	(51)%	$.16	41%
Discontinued operations	.02	.08	—	(.06)	(75)	.02	100

Total	$.57	$1.20	$.39	$(.63)	(53)%	$.18	46%

Dividends per common share attributable to SLM Corporation	$.15	$.15	$.125	$—	—%	$.025	20%

	Nine Months Ended September 30,		Increase (Decrease)
(In millions, except per share data)	2013	2012	$	%
Interest income:
FFELP Loans	$2,138	$2,459	$(321)	(13)%
Private Education Loans	1,884	1,856	28	2
Other loans	9	13	(4)	(31)
Cash and investments	13	16	(3)	(19)

Total interest income	4,044	4,344	(300)	(7)
Total interest expense	1,666	1,968	(302)	(15)

Net interest income	2,378	2,376	2	—
Less: provisions for loan losses	649	766	(117)	(15)

Net interest income after provisions for loan losses	1,729	1,610	119	7
Other income (loss):
Gains on sales of loans and investments	307	1	306	30,600
Losses on derivative and hedging activities, net	(140)	(600)	460	(77)
Servicing revenue	223	212	11	5
Contingency revenue	312	261	51	20
Gains on debt repurchases	42	102	(60)	(59)
Other income	66	39	27	69

Total other income	810	15	795	5,300
Expenses:
Operating expenses	737	672	65	10
Goodwill and acquired intangible asset impairment and amortization expense	10	13	(3)	(23)
Restructuring and other reorganization expenses	46	9	37	411

Total expenses	793	694	99	14

Income from continuing operations, before income tax expense	1,746	931	815	88
Income tax expense	645	340	305	90

Net income from continuing operations	1,101	591	510	86
Income (loss) from discontinued operations, net of tax expense (benefit)	47	(2)	49	2,450

Net income	1,148	589	559	95
Less: net loss attributable to noncontrolling interest	(1)	(2)	1	(50)

Net income attributable to SLM Corporation	1,149	591	558	94
Preferred stock dividends	15	15	—	—

Net income attributable to SLM Corporation common stock	$1,134	$576	$558	97%

Basic earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$2.46	$1.19	$1.27	107%
Discontinued operations	.10	—	.10	100

Total	$2.56	$1.19	$1.37	115%

Diluted earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$2.42	$1.18	$1.24	105%
Discontinued operations	.10	—	.10	100

Total	$2.52	$1.18	$1.34	114%

Dividends per common share attributable to SLM Corporation	$.45	$.375	$.075	20%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	September 30, 2013	June 30, 2013	September 30, 2012

Assets
FFELP Loans (net of allowance for losses of $130; $133 and $166, respectively)	$106,350	$108,491	$127,747
Private Education Loans (net of allowance for losses of $2,144; $2,149 and $2,196, respectively)	37,752	37,116	37,101
Cash and investments	5,325	4,265	4,283
Restricted cash and investments	4,287	4,109	6,331
Goodwill and acquired intangible assets, net	436	440	462
Other assets	7,420	7,047	8,279

Total assets	$161,570	$161,468	$184,203

Liabilities
Short-term borrowings	$15,572	$16,558	$20,457
Long-term borrowings	136,944	135,879	154,786
Other liabilities	3,422	3,597	4,014

Total liabilities	155,938	156,034	179,257

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 3.3 million; 3.3 million and 3.3 million shares, respectively, issued at stated value of $50 per share	165	165	165
Series B: 4 million; 4 million and 4 million shares, respectively, issued at stated value of $100 per share	400	400	400
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 544 million; 544 million and 534 million shares, respectively, issued	109	109	107
Additional paid-in capital	4,373	4,355	4,219
Accumulated other comprehensive income (loss), net of tax expense (benefit)	8	9	(8)
Retained earnings	2,385	2,195	1,165

Total SLM Corporation stockholders’ equity before treasury stock	7,440	7,233	6,048
Less: Common stock held in treasury: 108 million; 108 million and 72 million shares, respectively	(1,813)	(1,804)	(1,108)

Total SLM Corporation stockholders’ equity	5,627	5,429	4,940
Noncontrolling interest	5	5	6

Total equity	5,632	5,434	4,946

Total liabilities and equity	$161,570	$161,468	$184,203

Consolidated Earnings Summary — GAAP basis

Three Months Ended September 30, 2013 Compared with Three Months Ended September 30, 2012

For the three months ended September 30, 2013, net income was $260 million, or $0.57 diluted earnings per common share, compared with net income of $188 million, or $0.39 diluted earnings per common share, for the three months ended September 30, 2012. The increase in net income was primarily due to a $106 million decrease in net losses on derivative and hedging activities, a $63 million decline in the provision for loan losses, and a $31 million increase in servicing and contingency revenue, which more than offset a $44 million decline in debt repurchase gains, higher operating expenses of $37 million, a $20 million decline in net interest income and higher restructuring and other reorganization expenses of $10 million.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income decreased by $20 million in the current quarter compared with the prior-year quarter primarily due to a reduction in FFELP net interest income from a $22 billion decline in average FFELP Loans outstanding in part due to the sale of Residual Interests in FFELP Loan securitization trusts in the first half of 2013. There were approximately $12 billion of FFELP Loans in these trusts.

•

Provisions for loan losses declined $63 million compared with the year-ago quarter primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Losses on derivative and hedging activities, net, resulted in a net loss of $127 million in the current quarter compared with a net loss of $233 million in the year-ago period. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•	Servicing and contingency revenue increased $31 million primarily from an increase in the number of accounts serviced and in collection volumes in third-quarter 2013.

•

Gains on debt repurchases decreased $44 million from third-quarter 2012 as we did not repurchase any debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Operating expenses increased $37 million primarily as a result of increases in our third-party servicing and collections activities, continued investments in technology, increased Private Education Loan marketing and an increase in pending litigation settlement expense.

•

Restructuring and other reorganization expenses were $12 million compared with $2 million in the year-ago quarter. For third-quarter 2013, these consisted of expenses primarily related to third-party costs incurred in connection with the Company’s previously announced plan to separate its existing organization into two, separate, publicly traded companies. The $2 million of expenses in third-quarter 2012 related to restructuring expenses.

There were no share repurchases during the third-quarter 2013. Primarily as a result of common share repurchases in previous quarters, our average outstanding diluted shares decreased by 26 million shares from the year-ago quarter.

Nine Months Ended September 30, 2013 Compared with Nine Months Ended September 30, 2012

For the nine months ended September 30, 2013, net income was $1.1 billion, or $2.52 diluted earnings per common share, compared with net income of $591 million, or $1.18 diluted earnings per common share, for the nine months ended September 30, 2012. The increase in net income was primarily due to a $460 million decrease in net losses on derivative and hedging activities, a $306 million increase in net gains on sales of loans and investments, a $117 million decrease in provisions for loan losses, a $49 million after-tax increase in income from discontinued operations and a $62 million increase in servicing and contingency revenue, which were partially offset by $60 million of lower gains on debt repurchases, higher operating expenses of $65 million and higher restructuring and other reorganization expenses of $37 million.

The primary contributors to each of the identified drivers of changes in net income for the current nine-month period compared with the year-ago nine-month period are as follows:

•

Net interest income increased by $2 million primarily due to a $50 million acceleration of non-cash premium expense recorded in the first half of 2012 related to ED’s consolidation of $5.2 billion of loans under the Special Direct Consolidation Loan (“SDCL”) initiative that ended June 30, 2012. Offsetting this increase was a $19.5 billion decline in average FFELP Loans outstanding in part due to the sale of Residual Interests in FFELP Loan securitization trusts in the first half of 2013. There were approximately $12 billion of FFELP Loans in these trusts.

•

Provisions for loan losses declined $117 million primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Gains on sales of loans and investments increased by $306 million as a result of $312 million in gains on the sales of the Residual Interests in FFELP Loan securitization trusts in 2013. See “Business Segment Earnings Summary—‘Core Earnings’ Basis—FFELP Loans Segment” for further discussion.

•

Losses on derivative and hedging activities, net, resulted in a net loss of $140 million in the current nine-month period compared with a net loss of $600 million in the year-ago period. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•

Servicing and contingency revenue increased $62 million primarily from an increase in the number of accounts serviced and collection volumes in the nine months ended September 30, 2013 compared with the prior-year period.

•

Gains on debt repurchases decreased $60 million as we repurchased less debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Operating expenses increased $65 million primarily as a result of increases in our third-party servicing and collections activities, investments in technology, increased Private Education Loan marketing and an increase in pending litigation settlement expense.

•

Restructuring and other reorganization expenses were $46 million compared with $9 million in the year-ago period. For 2013, these consisted of $24 million primarily related to third-party costs incurred in connection with the Company’s previously announced plan to separate its existing organization into two, separate, publicly traded companies and $22 million related to severance. The $9 million of expenses in 2012 related to restructuring expenses.

•

Income from discontinued operations increased $49 million primarily as a result of the sale of our Campus Solutions business in the second quarter of 2013 which resulted in a $38 million after-tax gain.

We repurchased 19 million shares of our common stock for $400 million during the nine months ended September 30, 2013, as part of a common share repurchase program. Primarily as a result of these common share repurchases, our average outstanding diluted shares decreased by 40 million shares from the year-ago period.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items for which we adjust our “Core Earnings” presentations are (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section titled “‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP” below.

	Quarter Ended September 30, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$635	$—	$574	$—	$—	$1,209	$201	$(77)	$124	$1,333
Other loans	—	—	—	3	—	3	—	—	—	3
Cash and investments	1	1	2	1	(1)	4	—	—	—	4

Total interest income	636	1	576	4	(1)	1,216	201	(77)	124	1,340
Total interest expense	203	—	313	13	(1)	528	12	1 (4)	13	541

Net interest income (loss)	433	1	263	(9)	—	688	189	(78)	111	799
Less: provisions for loan losses	195	—	12	—	—	207	—	—	—	207

Net interest income (loss) after provisions for loan losses	238	1	251	(9)	—	481	189	(78)	111	592
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	11	174	21	—	(123)	83	—	—	—	83
Contingency revenue	—	104	—	—	—	104	—	—	—	104
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	6	—	6	—	12	(189)	59 (5)	(130)	(118)

Total other income (loss)	11	284	21	6	(123)	199	(189)	59	(130)	69
Expenses:
Direct operating expenses	85	103	129	4	(123)	198	—	—	—	198
Overhead expenses	—	—	—	59	—	59	—	—	—	59

Operating expenses	85	103	129	63	(123)	257	—	—	—	257
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	4	4	4
Restructuring and other reorganization expenses	—	—	—	12	—	12	—	—	—	12

Total expenses	85	103	129	75	(123)	269	—	4	4	273

Income (loss) from continuing operations, before income tax expense (benefit)	164	182	143	(78)	—	411	—	(23)	(23)	388
Income tax expense (benefit)(3)	59	66	51	(28)	—	148	—	(12)	(12)	136

Net income (loss) from continuing operations	105	116	92	(50)	—	263	—	(11)	(11)	252
Income from discontinued operations, net of tax expense	—	8	—	—	—	8	—	—	—	8

Net income (loss)	105	124	92	(50)	—	271	—	(11)	(11)	260
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	—

Net income (loss) attributable to SLM Corporation	$105	$124	$92	$(50)	$—	$271	$—	$(11)	$(11)	$260

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$111	$—	$111
Total other loss	(130)	—	(130)
Goodwill and acquired intangible asset impairment and amortization	—	4	4

“Core Earnings” adjustments to GAAP	$(19)	$(4)	(23)

Income tax benefit			(12)

Net loss			$(11)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $(4) million of “other derivative accounting adjustments.”

(5)	Represents the $62 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $(4) million of “other derivative accounting adjustments.”

	Quarter Ended June 30, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$627	$—	$581	$—	$—	$1,208	$198	$(76)	$122	$1,330
Other loans	—	—	—	3	—	3	—	—	—	3
Cash and investments	1	1	2	1	(1)	4	—	—	—	4

Total interest income	628	1	583	4	(1)	1,215	198	(76)	122	1,337
Total interest expense	206	—	325	10	(1)	540	13	—	13	553

Net interest income (loss)	422	1	258	(6)	—	675	185	(76)	109	784
Less: provisions for loan losses	187	—	14	—	—	201	—	—	—	201

Net interest income (loss) after provisions for loan losses	235	1	244	(6)	—	474	185	(76)	109	583
Other income (loss):
Gains (losses) on sales of loans and investments	—	—	257	(6)	—	251	—	—	—	251
Servicing revenue	10	180	16	—	(137)	69	—	—	—	69
Contingency revenue	—	109	—	—	—	109	—	—	—	109
Gains on debt repurchases	—	—	—	19	—	19	—	—	—	19
Other income	—	8	—	—	—	8	(185)	219 (4)	34	42

Total other income (loss)	10	297	273	13	(137)	456	(185)	219	34	490
Expenses:
Direct operating expenses	77	99	144	3	(137)	186	—	—	—	186
Overhead expenses	—	—	—	58	—	58	—	—	—	58

Operating expenses	77	99	144	61	(137)	244	—	—	—	244
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	3	3	3
Restructuring and other reorganization expenses	1	1	—	21	—	23	—	—	—	23

Total expenses	78	100	144	82	(137)	267	—	3	3	270

Income (loss) from continuing operations, before income tax expense (benefit)	167	198	373	(75)	—	663	—	140	140	803
Income tax expense (benefit)(3)	60	71	136	(26)	—	241	—	58	58	299

Net income (loss) from continuing operations	107	127	237	(49)	—	422	—	82	82	504
Income (loss) from discontinued operations, net of tax expense (benefit)	—	39	—	—	—	39	—	(1)	(1)	38

Net income (loss)	107	166	237	(49)	—	461	—	81	81	542
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—	—	(1)

Net income (loss) attributable to SLM Corporation	$107	$167	$237	$(49)	$—	$462	$—	$81	$81	$543

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$109	$—	$109
Total other income	34	—	34
Goodwill and acquired intangible asset impairment and amortization	—	3	3

“Core Earnings” adjustments to GAAP	$143	$(3)	140

Income tax expense			58
Loss from discontinued operations, net of tax benefit			(1)

Net income			$81

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents the $203 million of “unrealized gains on derivative and hedging activities, net” as well as the $16 million of “other derivative accounting adjustments.”

	Quarter Ended September 30, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$615	$—	$712	$—	$—	$1,327	$206	$(78)		$128	$1,455
Other loans	—	—	—	4	—	4	—	—		—	4
Cash and investments	2	2	3	—	(2)	5	—	—		—	5

Total interest income	617	2	715	4	(2)	1,336	206	(78)		128	1,464
Total interest expense	209	—	399	12	(2)	618	26	1	(4)	27	645

Net interest income (loss)	408	2	316	(8)	—	718	180	(79)		101	819
Less: provisions for loan losses	252	—	18	—	—	270	—	—		—	270

Net interest income (loss) after provisions for loan losses	156	2	298	(8)	—	448	180	(79)		101	549
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—		—	—
Servicing revenue	12	201	22	—	(164)	71	—	—		—	71
Contingency revenue	—	85	—	—	—	85	—	—		—	85
Gains on debt repurchases	—	—	—	44	—	44	—	—		—	44
Other income (loss)	—	7	—	3	—	10	(180)	(61	)(5)	(241)	(231)

Total other income (loss)	12	293	22	47	(164)	210	(180)	(61)		(241)	(31)
Expenses:
Direct operating expenses	68	88	171	3	(164)	166	—	—		—	166
Overhead expenses	—	—	—	54	—	54	—	—		—	54

Operating expenses	68	88	171	57	(164)	220	—	—		—	220
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	5		5	5
Restructuring and other reorganization expenses	1	—	—	1	—	2	—	—		—	2

Total expenses	69	88	171	58	(164)	222	—	5		5	227

Income (loss) from continuing operations, before income tax expense (benefit)	99	207	149	(19)	—	436	—	(145)		(145)	291
Income tax expense (benefit)(3)	36	76	55	(7)	—	160	—	(56)		(56)	104

Net income (loss) from continuing operations	63	131	94	(12)	—	276	—	(89)		(89)	187
Income (loss) from discontinued operations, net of tax expense (benefit)	(1)	1	—	—	—	—	—	—		—	—

Net income (loss)	62	132	94	(12)	—	276	—	(89)		(89)	187
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—		—	(1)

Net income (loss) attributable to SLM Corporation	$62	$133	$94	$(12)	$—	$277	$—	$(89)		$(89)	$188

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$101	$—	$101
Total other loss	(241)	—	(241)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

“Core Earnings” adjustments to GAAP	$(140)	$(5)	(145)

Income tax benefit			(56)

Net loss			$(89)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $(9) million of “other derivative accounting adjustments.”

(5)	Represents the $(53) million of “unrealized gains (losses) on derivative and hedging activities, net” as well as the remaining portion of the $(9) million of “other derivative accounting adjustments.”

	Nine Months Ended September 30, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$1,884	$—	$1,755	$—	$—	$3,639	$612	$(229)		$383	$4,022
Other loans	—	—	—	9	—	9	—	—		—	9
Cash and investments	5	4	5	3	(4)	13	—	—		—	13

Total interest income	1,889	4	1,760	12	(4)	3,661	612	(229)		383	4,044
Total interest expense	613	—	978	36	(4)	1,623	44	(1	)(4)	43	1,666

Net interest income (loss)	1,276	4	782	(24)	—	2,038	568	(228)		340	2,378
Less: provisions for loan losses	607	—	42	—	—	649	—	—		—	649

Net interest income (loss) after provisions for loan losses	669	4	740	(24)	—	1,389	568	(228)		340	1,729
Other income (loss):
Gains (losses) on sales of loans and investments	—	—	312	(5)	—	307	—	—		—	307
Servicing revenue	31	541	60	—	(409)	223	—	—		—	223
Contingency revenue	—	312	—	—	—	312	—	—		—	312
Gains on debt repurchases	—	—	—	48	—	48	(6)	—		(6)	42
Other income (loss)	—	20	—	6	—	26	(562)	462	(5)	(100)	(74)

Total other income (loss)	31	873	372	49	(409)	916	(568)	462		(106)	810
Expenses:
Direct operating expenses	228	299	430	9	(409)	557	—	—		—	557
Overhead expenses	—	—	—	180	—	180	—	—		—	180

Operating expenses	228	299	430	189	(409)	737	—	—		—	737
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	10		10	10
Restructuring and other reorganization expenses	2	1	—	43	—	46	—	—		—	46

Total expenses	230	300	430	232	(409)	783	—	10		10	793

Income (loss) from continuing operations, before income tax expense (benefit)	470	577	682	(207)	—	1,522	—	224		224	1,746
Income tax expense (benefit)(3)	171	211	249	(75)	—	556	—	89		89	645

Net income (loss) from continuing operations	299	366	433	(132)	—	966	—	135		135	1,101
Income (loss) from discontinued operations, net of tax expense (benefit)	(1)	49	—	—	—	48	—	(1)		(1)	47

Net income (loss)	298	415	433	(132)	—	1,014	—	134		134	1,148
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—		—	(1)

Net income (loss) attributable to SLM Corporation	$298	$416	$433	$(132)	$—	$1,015	$—	$134		$134	$1,149

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Nine Months Ended September 30, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$340	$—	$340
Total other loss	(106)	—	(106)
Goodwill and acquired intangible asset impairment and amortization	—	10	10

“Core Earnings” adjustments to GAAP	$234	$(10)	224

Income tax expense			89
Loss from discontinued operations, net of tax benefit			(1)

Net income			$134

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $41 million of “other derivative accounting adjustments.”

(5)	Represents the $422 million of “unrealized losses on derivative and hedging activities, net” as well as the remaining portion of the $41 million of “other derivative accounting adjustments.”

	Nine Months Ended September 30, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$1,856	$—	$2,090	$—	$—	$3,946	$643	$(274)		$369	$4,315
Other loans	—	—	—	13	—	13	—	—		—	13
Cash and investments	6	5	10	—	(5)	16	—	—		—	16

Total interest income	1,862	5	2,100	13	(5)	3,975	643	(274)		369	4,344
Total interest expense	616	—	1,233	26	(5)	1,870	95	3	(4)	98	1,968

Net interest income (loss)	1,246	5	867	(13)	—	2,105	548	(277)		271	2,376
Less: provisions for loan losses	712	—	54	—	—	766	—	—		—	766

Net interest income (loss) after provisions for loan losses	534	5	813	(13)	—	1,339	548	(277)		271	1,610
Other income (loss):
Gains on sales of loans and investments	—	—	—	1	—	1	—	—		—	1
Servicing revenue	36	619	68	1	(512)	212	—	—		—	212
Contingency revenue	—	261	—	—	—	261	—	—		—	261
Gains on debt repurchases	—	—	—	102	—	102	—	—		—	102
Other income (loss)	—	25	—	9	—	34	(548)	(47	)(5)	(595)	(561)

Total other income (loss)	36	905	68	113	(512)	610	(548)	(47)		(595)	15
Expenses:
Direct operating expenses	199	269	537	10	(512)	503	—	—		—	503
Overhead expenses	—	—	—	169	—	169	—	—		—	169

Operating expenses	199	269	537	179	(512)	672	—	—		—	672
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	13		13	13
Restructuring and other reorganization expenses	3	2	—	4	—	9	—	—		—	9

Total expenses	202	271	537	183	(512)	681	—	13		13	694

Income (loss) from continuing operations, before income tax expense (benefit)	368	639	344	(83)	—	1,268	—	(337)		(337)	931
Income tax expense (benefit)(3)	134	234	126	(29)	—	465	—	(125)		(125)	340

Net income (loss) from continuing operations	234	405	218	(54)	—	803	—	(212)		(212)	591
Loss from discontinued operations, net of tax benefit	(1)	—	—	—	—	(1)	—	(1)		(1)	(2)

Net income (loss)	233	405	218	(54)	—	802	—	(213)		(213)	589
Less: net loss attributable to noncontrolling interest	—	(2)	—	—	—	(2)	—	—		—	(2)

Net income (loss) attributable to SLM Corporation	$233	$407	$218	$(54)	$—	$804	$—	$(213)		$(213)	$591

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Nine Months Ended September 30, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$271	$—	$271
Total other loss	(595)	—	(595)
Goodwill and acquired intangible asset impairment and amortization	—	13	13

“Core Earnings” adjustments to GAAP	$(324)	$(13)	(337)

Income tax benefit			(125)
Loss from discontinued operations, net of tax benefit			(1)

Net loss			$(213)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $2 million of “other derivative accounting adjustments.”

(5)	Represents the $(52) million of “unrealized gains (losses) on derivative and hedging activities, net” as well as the remaining portion of the $2 million of “other derivative accounting adjustments.”

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	$(19)	$143	$(140)	$234	$(324)
Net impact of goodwill and acquired intangible assets	(4)	(3)	(5)	(10)	(13)
Net tax effect	12	(58)	56	(89)	125
Net effect from discontinued operations	—	(1)	—	(1)	(1)

Total “Core Earnings” adjustments to GAAP	$(11)	$81	$(89)	$134	$(213)

1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our Consumer Lending, FFELP Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(127)	$18	$(233)	$(140)	$(600)
Plus: Realized losses on derivative and hedging activities, net(1)	189	185	180	562	548

Unrealized gains (losses) on derivative and hedging activities, net(2)	62	203	(53)	422	(52)
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(77)	(76)	(78)	(229)	(274)
Other derivative accounting adjustments(3)	(4)	16	(9)	41	2

Total net impact of derivative accounting(4)	$(19)	$143	$(140)	$234	$(324)

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Floor Income Contracts	$115	$297	$(12)	$601	$174
Basis swaps	5	(15)	(7)	(13)	(55)
Foreign currency hedges	(45)	(67)	(22)	(145)	(144)
Other	(13)	(12)	(12)	(21)	(27)

Total unrealized gains (losses) on derivative and hedging activities, net	$62	$203	$(53)	$422	$(52)

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(201)	$(198)	$(206)	$(612)	$(643)
Net settlement income on interest rate swaps reclassified to net interest income	12	13	26	44	95
Net realized gains on terminated derivative contracts reclassified to other income	—	—	—	6	—

Total reclassifications of realized losses on derivative and hedging activities	$(189)	$(185)	$(180)	$(562)	$(548)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of September 30, 2013, derivative accounting has reduced GAAP equity by approximately $936 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after-tax net losses related to derivative accounting.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Beginning impact of derivative accounting on GAAP equity	$(923)	$(1,027)	$(1,098)	$(1,080)	$(977)
Net impact of net unrealized gains (losses) under derivative accounting(1)	(13)	104	(85)	144	(206)

Ending impact of derivative accounting on GAAP equity	$(936)	$(923)	$(1,183)	$(936)	$(1,183)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(19)	$143	$(140)	$234	$(324)
Tax impact of derivative accounting adjustments recognized in net income	7	(54)	53	(107)	112
Change in unrealized gain (losses) on derivatives, net of tax recognized in other comprehensive income	(1)	15	2	17	6

Net impact of net unrealized gains (losses) under derivative accounting	$(13)	$104	$(85)	$144	$(206)

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective year-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of September 30, 2013, the remaining amortization term of the net floor premiums was approximately 2.75 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012
Unamortized net Floor premiums (net of tax)	$(403)	$(452)	$(600)

2)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments from continuing operations.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(4)	$(3)	$(5)	$(10)	$(13)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Business Segment Earnings Summary — “Core Earnings” Basis

Consumer Lending Segment

The following table includes “Core Earnings” results for our Consumer Lending segment.

	Quarters Ended			% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)
(Dollars in millions)	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013 vs. June 30, 2013	Sept. 30, 2013 vs. Sept 30, 2012	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013 vs. Sept. 30, 2012
“Core Earnings” interest income:
Private Education Loans	$635	$627	$615	1%	3%	$1,884	$1,856	2%
Cash and investments	1	1	2	—	(50)	5	6	(17)

Total “Core Earnings” interest income	636	628	617	1	3	1,889	1,862	1
Total “Core Earnings” interest expense	203	206	209	(1)	(3)	613	616	—

Net “Core Earnings” interest income	433	422	408	3	6	1,276	1,246	2
Less: provision for loan losses	195	187	252	4	(23)	607	712	(15)

Net “Core Earnings” interest income after provision for loan losses	238	235	156	1	53	669	534	25
Servicing revenue	11	10	12	10	(8)	31	36	(14)
Direct operating expenses	85	77	68	10	25	228	199	15
Restructuring and other reorganization expenses	—	1	1	(100)	(100)	2	3	(33)

Total expenses	85	78	69	9	23	230	202	14

Income from continuing operations, before income tax expense	164	167	99	(2)	66	470	368	28
Income tax expense	59	60	36	(2)	64	171	134	28

Net income from continuing operations	105	107	63	(2)	67	299	234	28
Loss from discontinued operations, net of tax benefit	—	—	(1)	—	(100)	(1)	(1)	—

“Core Earnings”	$105	$107	$62	(2)%	69%	$298	$233	28%

Consumer Lending Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP-basis Consumer Lending net interest margin before provision for loan losses.

	Quarters Ended			Nine Months Ended
	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
“Core Earnings” basis Private Education Loan yield	6.42%	6.37%	6.35%	6.38%	6.38%
Discount amortization	.19	.22	.17	.21	.22

“Core Earnings” basis Private Education Loan net yield	6.61	6.59	6.52	6.59	6.60
“Core Earnings” basis Private Education Loan cost of funds	(2.01)	(2.04)	(2.08)	(2.02)	(2.05)

“Core Earnings” basis Private Education Loan spread	4.60	4.55	4.44	4.57	4.55
“Core Earnings” basis other interest-earning asset spread impact	(.36)	(.43)	(.39)	(.40)	(.40)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.24%	4.12%	4.05%	4.17%	4.15%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.24%	4.12%	4.05%	4.17%	4.15%
Adjustment for GAAP accounting treatment(2)	(.03)	(.04)	(.08)	(.04)	(.11)

GAAP-basis Consumer Lending net interest margin(1)	4.21%	4.08%	3.97%	4.13%	4.04%

(1)	The average balances of our Consumer Lending “Core Earnings” basis interest-earning assets for the respective periods are:

	Quarters Ended			Nine Months Ended
	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
(Dollars in millions)
Private Education Loans	$38,102	$38,154	$37,545	$38,220	$37,612
Other interest-earning assets	2,385	2,937	2,436	2,660	2,436

Total Consumer Lending “Core Earnings” basis interest-earning assets	$40,487	$41,091	$39,981	$40,880	$40,048

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

Private Education Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the total Private Education Loan provision for loan losses and charge-offs.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
Private Education Loan provision for loan losses	$195	$187	$252	$607	$712
Private Education Loan charge-offs	$205	$212	$250	$649	$709

In establishing the allowance for Private Education Loan losses as of September 30, 2013, we considered several factors with respect to our Private Education Loan portfolio. In particular, we continue to see improvement in credit quality and continuing positive delinquency and charge-off trends in connection with this portfolio. Improving credit quality is seen in higher FICO scores and cosigner rates as well as a more seasoned portfolio. Total loans delinquent (as a percentage of loans in repayment) have decreased to 8.8 percent from 10.0 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) have decreased to 3.8 percent from 5.3 percent in the year-ago quarter. The charge-off rate decreased to 2.6 percent from 3.2 percent in the year-ago quarter. Loans in forbearance (as a percentage of loans in repayment and forbearance) increased to 3.4 percent from 3.2 percent in the year-ago quarter.

Total loans delinquent, however, increased to 8.8 percent from 7.7 percent in the prior quarter. Our collections and servicing personnel invested significant time this quarter answering customer questions, routing payments and addressing other issues resulting from the transition of our Private Education Loan portfolio to a new loan servicing platform. We are increasing our communication efforts with our customers to ensure a smooth transition. Based on the information we have, we do not believe this increase is indicative of future performance trends of these loans.

Apart from these overall improvements in credit quality, delinquency trends and charge-off trends that had the effect of reducing the provision for loan loss in the third quarter of 2013, Private Education Loans that have defaulted between 2008 and 2012 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue to not do so. Our allowance for loan losses takes into account these potential recovery uncertainties. In the third quarter of 2013 we increased our allowance related to these potential recovery shortfalls by approximately $112 million. See “Financial Condition — Consumer Lending Portfolio Performance — Receivable for Partially Charged-Off Private Education Loans” for further discussion.

The Private Education Loan provision for loan losses was $195 million in the third quarter of 2013, down $57 million from the third quarter of 2012, and $607 million for the first nine months of 2013, down $105 million from the year-ago period. The decline in both periods was a result of the overall improvement in credit quality and performance trends discussed above, leading to decreases in expected future charge-offs. This overall decrease in expected future charge-offs is the net effect of a decrease in expected future defaults less a smaller decrease in what we expect to recover on such defaults.

For a more detailed discussion of our policy for determining the collectability of Private Education Loans and maintaining our allowance for Private Education Loan losses, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Allowance for Loan Losses” in our Annual Report on Form 10-K for the year ended December 31, 2012.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. The increase in operating expenses in the quarter ended September 30, 2013 compared with the year-ago quarter was primarily the result of increased loan marketing activities and collection costs as well as continued investments in technology and an increase in pending litigation settlement expense. Direct operating expenses as a percentage of revenues (revenues calculated as net interest income after provision plus total other income) were 34 percent and 40 percent in the quarters ended September 30, 2013 and 2012, respectively, and 33 percent and 35 percent in the nine months ended September 30, 2013 and 2012, respectively.

Business Services Segment

The following table includes “Core Earnings” results for our Business Services segment.

	Quarters Ended			% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)
(Dollars in millions)	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013 vs. June 30, 2013	Sept. 30, 2013 vs. Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013 vs. Sept. 30, 2012
Net interest income	$1	$1	$2	—%	(50)%	$4	$5	(20)%
Servicing revenue:
Intercompany loan servicing	123	137	164	(10)	(25)	409	512	(20)
Third-party loan servicing	40	33	26	21	54	101	74	36
Guarantor servicing	10	10	11	—	(9)	29	33	(12)
Other servicing	1	—	—	100	100	2	—	100

Total servicing revenue	174	180	201	(3)	(13)	541	619	(13)
Contingency revenue	104	109	85	(5)	22	312	261	20
Other Business Services revenue	6	8	7	(25)	(14)	20	25	(20)

Total other income	284	297	293	(4)	(3)	873	905	(4)
Direct operating expenses	103	99	88	4	17	299	269	11
Restructuring and other reorganization expenses	—	1	—	(100)	—	1	2	(50)

Total expenses	103	100	88	3	17	300	271	11

Income from continuing operations, before income tax expense	182	198	207	(8)	(12)	577	639	(10)
Income tax expense	66	71	76	(7)	(13)	211	234	(10)

Net income from continuing operations	116	127	131	(9)	(11)	366	405	(10)
Income from discontinued operations, net of tax expense	8	39	1	(79)	700	49	—	100

“Core Earnings”	124	166	132	(25)	(6)	415	405	2
Less: net loss attributable to noncontrolling interest	—	(1)	(1)	(100)	(100)	(1)	(2)	(50)

“Core Earnings” attributable to SLM Corporation	$124	$167	$133	(26)%	(7)%	$416	$407	2%

Our Business Services segment includes intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $106 billion and $129 billion for the quarters ended September 30, 2013 and 2012, respectively, and $115 billion and $132 billion for the nine months ended September 30, 2013 and 2012, respectively. The decline in average balance of FFELP loans outstanding along with the related intercompany loan servicing revenue from the year-ago period is primarily the result of normal amortization of the portfolio as well as the sale of $12.2 billion of securitized FFELP loans in the first half of 2013.

We are servicing approximately 5.7 million accounts under the ED Servicing Contract as of September 30, 2013, compared with 5.2 million and 4.1 million accounts serviced at June 30, 2013 and September 30, 2012, respectively. Third-party loan servicing fees in the quarters ended September 30, 2013 and 2012 included $29 million and $23 million, respectively, of servicing revenue related to the ED Servicing Contract. The increase in ED loan servicing fees for both the quarter and nine-month periods was driven by the increase in the number of accounts serviced.

Third-party loan servicing income increased $14 million from the year-ago quarter and $27 million for the first nine months compared with the prior-year period primarily due to the increase in ED servicing revenue (discussed above) as well as a result of the sale of Residual Interests in FFELP Loan securitization trusts in 2013. (See “FFELP Loans Segment” for further discussion.) When we sold the Residual Interests, we retained the right to service the loans in the trusts. As such, servicing income that had previously been recorded as intercompany loan servicing is now recognized as third-party loan servicing income.

Our contingency revenue consists of fees we receive for collections of delinquent debt on behalf of third-party clients performed on a contingent basis. Contingency revenue increased $19 million in the current quarter compared with the year-ago quarter and $51 million for the first nine months of 2013 compared with the prior-year period as a result of the higher volume of collections.

The following table presents the outstanding inventory of contingent collections receivables that our Business Services segment will collect on behalf of others. We expect the inventory of contingent collections receivables to decline over time as a result of the elimination of FFELP.

(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012
Contingent collections receivables:
Student loans	$12,852	$12,230	$11,866
Other	2,357	2,377	2,018

Total	$15,209	$14,607	$13,884

In the second quarter of 2013, we sold our Campus Solutions business and recorded an after-tax gain of $38 million. The results related to this business for all periods presented have been reclassified as discontinued operations and are shown on an after-tax basis. In addition, on September 25, 2013, we announced the sale of our 529 college savings plan administration business. This sale is expected to close in the fourth quarter of 2013, at which time we expect to recognize a gain of $0.14 per diluted share. As a result of this announcement, the results of this business were moved to discontinued operations for all periods presented.

Revenues related to services performed on FFELP Loans accounted for 76 percent and 82 percent, respectively, of total segment revenues for the quarters ended September 30, 2013 and 2012 and 78 percent and 82 percent, respectively, of total segment revenues for the nine months ended September 30, 2013 and 2012.

Operating Expenses — Business Services Segment

Operating expenses for our Business Services segment primarily include costs incurred to service our FFELP Loan portfolio, third-party servicing and collection costs, and other operating costs. The increase in operating expenses in the quarter ended September 30, 2013 compared with the year-ago quarter was primarily the result of an increase in our third-party servicing and collection activities as well as continued investments in technology.

FFELP Loans Segment

The following table includes “Core Earnings” results for our FFELP Loans segment.

	Quarters Ended			% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)
(Dollars in millions)	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013 vs. June 30, 2013	Sept. 30, 2013 vs. Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013 vs. Sept. 30, 2012
“Core Earnings” interest income:
FFELP Loans	$574	$581	$712	(1)%	(19)%	$1,755	$2,090	(16)%
Cash and investments	2	2	3	—	(33)	5	10	(50)

Total “Core Earnings” interest income	576	583	715	(1)	(19)	1,760	2,100	(16)
Total “Core Earnings” interest expense	313	325	399	(4)	(22)	978	1,233	(21)

Net “Core Earnings” interest income	263	258	316	2	(17)	782	867	(10)
Less: provision for loan losses	12	14	18	(14)	(33)	42	54	(22)

Net “Core Earnings” interest income after provision for loan losses	251	244	298	3	(16)	740	813	(9)
Gains on sales of loans and investments	—	257	—	(100)	—	312	—	100
Servicing revenue	21	16	22	31	(5)	60	68	(12)

Total other income	21	273	22	(92)	(5)	372	68	447
Direct operating expenses	129	144	171	(10)	(25)	430	537	(20)
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—

Total expenses	129	144	171	(10)	(25)	430	537	(20)

Income before income tax expense	143	373	149	(62)	(4)	682	344	98
Income tax expense	51	136	55	(63)	(7)	249	126	98

“Core Earnings”	$92	$237	$94	(61)%	(2)%	$433	$218	99%

FFELP Loan Net Interest Margin

The following table shows the “Core Earnings” basis FFELP Loan net interest margin along with reconciliation to the GAAP basis FFELP Loan net interest margin.

	Quarters Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
“Core Earnings” basis FFELP Loan yield	2.60%	2.60%	2.65%	2.60%	2.65%
Hedged Floor Income	.28	.27	.24	.27	.27
Unhedged Floor Income	.10	.10	.13	.09	.10
Consolidation Loan Rebate Fees	(.64)	(.65)	(.66)	(.66)	(.66)
Repayment Borrower Benefits	(.11)	(.11)	(.11)	(.11)	(.12)
Premium amortization	(.11)	(.16)	(.07)	(.14)	(.16)

“Core Earnings” basis FFELP Loan net yield	2.12	2.05	2.18	2.05	2.08
“Core Earnings” basis FFELP Loan cost of funds	(1.09)	(1.08)	(1.13)	(1.07)	(1.15)

“Core Earnings” basis FFELP Loan spread	1.03	.97	1.05	.98	.93
“Core Earnings” basis other interest-earnings asset spread impact	(.10)	(.10)	(.13)	(.11)	(.11)

“Core Earnings” basis FFELP Loan net interest margin(1)	.93%	.87%	.92%	.87%	.82%

“Core Earnings” basis FFELP Loan net interest margin(1)	.93%	.87%	.92%	.87%	.82%
Adjustment for GAAP accounting treatment(2)	.41	.38	.32	.40	.30

GAAP-basis FFELP Loan net interest margin	1.34%	1.25%	1.24%	1.27%	1.12%

(1)	The average balances of our FFELP “Core Earnings” basis interest-earning assets for the respective periods are:

	Quarters Ended			Nine Months Ended
	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
(Dollars in millions)
FFELP Loans	$107,483	$113,981	$129,621	$114,387	$133,887
Other interest-earning assets	4,751	5,264	7,601	5,187	6,776

Total FFELP “Core Earnings” basis interest-earning assets	$112,234	$119,245	$137,222	$119,574	$140,663

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

As of September 30, 2013, our FFELP Loan portfolio totaled approximately $106.3 billion, comprised of $40.8 billion of FFELP Stafford and $65.5 billion of FFELP Consolidation Loans. The weighted-average life of these portfolios is 4.9 years and 9.4 years, respectively, assuming a Constant Prepayment Rate (“CPR”) of 4 percent and 3 percent, respectively.

FFELP Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the FFELP Loan provision for loan losses and charge-offs.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
FFELP Loan provision for loan losses	$12	$14	$18	$42	$54
FFELP Loan charge-offs	$15	$20	$23	$57	$68

Gains on Sales of Loans and Investments

The increase in gains on sales of loans and investments for the nine months ended September 30, 2013 from the nine months ended September 30, 2012, was the result of $312 million in gains from the sale of Residual Interests in FFELP Loan securitization trusts in 2013.

We will continue to service the student loans in the trusts that were sold under existing agreements. The sales removed securitization trust assets of $12.5 billion and related liabilities of $12.1 billion from the balance sheet during the nine months ended September 30, 2013.

Operating Expenses — FFELP Loans

Operating expenses for our FFELP Loans segment primarily include the contractual rates we pay to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third-party loan servicing and costs incurred to acquire loans. The intercompany revenue charged by the Business Services segment and included in those amounts was $123 million and $164 million for the quarters ended September 30, 2013 and 2012, respectively, and $409 million and $512 million for the nine months ended September 30, 2013 and 2012, respectively. These amounts exceed the actual cost of servicing the loans. Operating expenses were 48 basis points and 53 basis points of average FFELP Loans in the quarters ended September 30, 2013 and 2012, respectively, and 50 basis points and 54 basis points of average FFELP Loans in the nine months ended September 30, 2013 and 2012, respectively. The decline in operating expenses from the prior-year quarter was primarily the result of the reduction in the average outstanding balance of our FFELP Loan portfolio.

Other Segment

The following table shows “Core Earnings” results of our Other segment.

	Quarters Ended			% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)
(Dollars in millions)	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013 vs. June 30, 2013	Sept. 30, 2013 vs. Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013 vs. Sept. 30, 2012
Net interest loss after provision for loan losses	$(9)	$(6)	$(8)	50%	13%	$(24)	$(13)	85%
Gains (losses) on sales of loans and investments	—	(6)	—	(100)	—	(5)	1	(600)
Gains on debt repurchases	—	19	44	(100)	(100)	48	102	(53)
Other income	6	—	3	100	100	6	10	(40)

Total income	6	13	47	(54)	(87)	49	113	(57)
Direct operating expenses	4	3	3	33	33	9	10	(10)
Overhead expenses:
Corporate overhead	27	29	27	(7)	—	90	89	1
Unallocated information technology costs	32	29	27	10	19	90	80	13

Total overhead expenses	59	58	54	2	9	180	169	7

Total operating expenses	63	61	57	3	11	189	179	6
Restructuring and other reorganization expenses	12	21	1	(43)	1,100	43	4	975

Total expenses	75	82	58	(9)	29	232	183	27

Loss before income tax benefit	(78)	(75)	(19)	4	311	(207)	(83)	149
Income tax benefit	(28)	(26)	(7)	8	300	(75)	(29)	159

“Core Earnings” (loss)	$(50)	$(49)	$(12)	2%	317%	$(132)	$(54)	144%

Net Interest Loss after Provision for Loan Losses

Net interest loss after provision for loan losses includes net interest income related to our corporate liquidity portfolio as well as net interest income and provision expense related to our mortgage and consumer loan portfolios.

Gains on Debt Repurchases

We repurchased $0 and $230 million face amount of our debt for the quarters ended September 30, 2013 and 2012, respectively and $997 million and $520 million face amount of our debt for the nine months ended September 30, 2013 and 2012, respectively. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

Overhead

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock-based compensation expense. Unallocated information technology costs are related to infrastructure and operations. The increase in overhead for the nine months ended September 30, 2013 compared with the year-ago period was primarily the result of a non-recurring $10 million pension termination gain in the first nine months of 2012.

Restructuring and Other Reorganization Expenses

Restructuring and other reorganization expenses for the quarter ended September 30, 2013 were $12 million compared with $1 million in the year-ago quarter. For the quarter ended September 30, 2013, these consisted of expenses primarily related to third-party costs incurred in connection with the Company’s previously announced plan to separate its existing organization into two, separate, publicly traded companies.

For the nine months ended September 30, 2013, restructuring and other reorganization expenses were $43 million compared with $4 million in the year-ago period. For the nine months ended September 30, 2013, these consisted of $24 million of expenses related to third-party costs incurred in connection with the Company’s previously announced plan to separate its existing organization into two, separate publicly traded companies and $19 million related to severance. The $4 million of expenses in the nine months ended September 30, 2012 was related to restructuring expenses.

Financial Condition

This section provides additional information regarding the changes in our loan portfolio assets and related liabilities as well as credit quality and performance indicators related to our Consumer Lending portfolio.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	September 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$844	$—	$844	$2,540	$3,384
Grace, repayment and other(2)	39,425	65,153	104,578	36,760	141,338

Total, gross	40,269	65,153	105,422	39,300	144,722
Unamortized premium/(discount)	618	440	1,058	(726)	332
Receivable for partially charged-off loans	—	—	—	1,322	1,322
Allowance for loan losses	(82)	(48)	(130)	(2,144)	(2,274)

Total student loan portfolio	$40,805	$65,545	$106,350	$37,752	$144,102

% of total FFELP	38%	62%	100%
% of total	28%	46%	74%	26%	100%

	June 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$1,050	$—	$1,050	$2,132	$3,182
Grace, repayment and other(2)	40,271	66,217	106,488	36,551	143,039

Total, gross	41,321	66,217	107,538	38,683	146,221
Unamortized premium/(discount)	641	445	1,086	(752)	334
Receivable for partially charged-off loans	—	—	—	1,334	1,334
Allowance for loan losses	(88)	(45)	(133)	(2,149)	(2,282)

Total student loan portfolio	$41,874	$66,617	$108,491	$37,116	$145,607

% of total FFELP	39%	61%	100%
% of total	29%	46%	75%	25%	100%

	September 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$1,721	$—	$1,721	$2,144	$3,865
Grace, repayment and other(2)	42,949	81,771	124,720	36,664	161,384

Total, gross	44,670	81,771	126,441	38,808	165,249
Unamortized premium/(discount)	710	762	1,472	(814)	658
Receivable for partially charged-off loans	—	—	—	1,303	1,303
Allowance for loan losses	(102)	(64)	(166)	(2,196)	(2,362)

Total student loan portfolio	$45,278	$82,469	$127,747	$37,101	$164,848

% of total FFELP	35%	65%	100%
% of total	27%	50%	77%	23%	100%

(1)	Loans for customers still attending school and are not yet required to make payments on the loan.

(2)	Includes loans in deferment or forbearance.

Average Student Loan Balances (net of unamortized premium/discount)

	Quarter Ended September 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$41,445	$66,038	$107,483	$38,102	$145,585
% of FFELP	39%	61%	100%
% of total	29%	45%	74%	26%	100%

	Quarter Ended June 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$42,516	$71,465	$113,981	$38,154	$152,135
% of FFELP	37%	63%	100%
% of total	28%	47%	75%	25%	100%

	Quarter Ended September 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$46,294	$83,327	$129,621	$37,545	$167,166
% of FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

	Nine Months Ended September 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$42,552	$71,835	$114,387	$38,220	$152,607
% of FFELP	37%	63%	100%
% of total	28%	47%	75%	25%	100%

	Nine Months Ended September 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$48,526	$85,361	$133,887	$37,612	$171,499
% of FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

Student Loan Activity

	Quarter Ended September 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$41,874	$66,617	$108,491	$37,116	$145,607
Acquisitions and originations	57	54	111	1,498	1,609
Capitalized interest and premium/discount amortization	294	277	571	112	683
Consolidations to third parties	(382)	(254)	(636)	(19)	(655)
Sales	—	—	—	—	—
Repayments and other	(1,038)	(1,149)	(2,187)	(955)	(3,142)

Ending balance	$40,805	$65,545	$106,350	$37,752	$144,102

	Quarter Ended June 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$43,005	$76,190	$119,195	$37,465	$156,660
Acquisitions and originations	57	74	131	390	521
Capitalized interest and premium/discount amortization	285	272	557	210	767
Consolidations to third parties	(378)	(235)	(613)	(25)	(638)
Sales(1)	(30)	(8,398)	(8,428)	—	(8,428)
Repayments and other	(1,065)	(1,286)	(2,351)	(924)	(3,275)

Ending balance	$41,874	$66,617	$108,491	$37,116	$145,607

	Quarter Ended September 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$48,113	$84,720	$132,833	$36,454	$169,287
Acquisitions and originations	225	63	288	1,384	1,672
Capitalized interest and premium/discount amortization	335	371	706	193	899
Consolidations to third parties	(2,071)	(1,276)	(3,347)	(13)	(3,360)
Sales	(144)	—	(144)	—	(144)
Repayments and other	(1,180)	(1,409)	(2,589)	(917)	(3,506)

Ending balance	$45,278	$82,469	$127,747	$37,101	$164,848

(1)	Includes $8.3 billion of student loans in connection with the sale of a Residual Interest in FFELP Loan securitization trust.

	Nine Months Ended September 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$44,289	$81,323	$125,612	$36,934	$162,546
Acquisitions and originations	215	181	396	3,293	3,689
Capitalized interest and premium/discount amortization	874	862	1,736	522	2,258
Consolidations to third parties	(1,205)	(764)	(1,969)	(68)	(2,037)
Sales(1)	(102)	(12,147)	(12,249)	—	(12,249)
Repayments and other	(3,266)	(3,910)	(7,176)	(2,929)	(10,105)

Ending balance	$40,805	$65,545	$106,350	$37,752	$144,102

	Nine Months Ended September 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$50,440	$87,690	$138,130	$36,290	$174,420
Acquisitions and originations	2,375	636	3,011	2,876	5,887
Capitalized interest and premium/discount amortization	980	1,118	2,098	701	2,799
Consolidations to third parties	(4,501)	(2,536)	(7,037)	(55)	(7,092)
Sales	(428)	—	(428)	—	(428)
Repayments and other	(3,588)	(4,439)	(8,027)	(2,711)	(10,738)

Ending balance	$45,278	$82,469	$127,747	$37,101	$164,848

(1)	Includes $12.0 billion of student loans in connection with the sales of Residual Interests in FFELP Loan securitization trusts.

Private Education Loan Originations

The following table summarizes our Private Education Loan originations.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Smart Option — interest only(1)	$361	$85	$351	$811	$809
Smart Option — fixed pay(1)	481	106	428	1,026	845
Smart Option — deferred(1)	643	145	555	1,378	1,108
Other	13	32	15	62	69

Total Private Education Loan originations	$1,498	$368	$1,349	$3,277	$2,831

(1)	Interest only, fixed pay and deferred describe the payment option while in school or in grace period.

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

	September 30, 2013		June 30, 2013		September 30, 2012
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$6,541		$5,896		$6,800
Loans in forbearance(2)	1,108		1,160		1,036
Loans in repayment and percentage of each status:
Loans current	28,856	91.2%	29,196	92.3%	27,886	90.0%
Loans delinquent 31-60 days(3)	966	3.0	792	2.5	954	3.1
Loans delinquent 61-90 days(3)	641	2.0	495	1.6	504	1.6
Loans delinquent greater than 90 days(3)	1,188	3.8	1,144	3.6	1,628	5.3

Total Private Education Loans in repayment	31,651	100%	31,627	100%	30,972	100%

Total Private Education Loans, gross	39,300		38,683		38,808
Private Education Loan unamortized discount	(726)		(752)		(814)

Total Private Education Loans	38,574		37,931		37,994
Private Education Loan receivable for partially charged-off loans	1,322		1,334		1,303
Private Education Loan allowance for losses	(2,144)		(2,149)		(2,196)

Private Education Loans, net	$37,752		$37,116		$37,101

Percentage of Private Education Loans in repayment		80.5%		81.8%		79.8%

Delinquencies as a percentage of Private Education Loans in repayment		8.8%		7.7%		10.0%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.4%		3.5%		3.2%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		83.2%		79.3%		77.1%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following table summarizes changes in the allowance for Private Education Loan losses.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Allowance at beginning of period	$2,149	$2,170	$2,186	$2,171	$2,171
Provision for Private Education Loan losses	195	187	252	607	712
Charge-offs(1)	(205)	(212)	(250)	(649)	(709)
Reclassification of interest reserve(2)	5	4	8	15	22

Allowance at end of period	$2,144	$2,149	$2,196	$2,144	$2,196

Charge-offs as a percentage of average loans in repayment (annualized)	2.6%	2.7%	3.2%	2.7%	3.1%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	2.5%	2.6%	3.1%	2.6%	3.0%
Allowance as a percentage of the ending total loan balance	5.3%	5.4%	5.5%	5.3%	5.5%
Allowance as a percentage of ending loans in repayment	6.8%	6.8%	7.1%	6.8%	7.1%
Average coverage of charge-offs (annualized)	2.6	2.5	2.2	2.5	2.3
Ending total loans(3)	$40,622	$40,017	$40,111	$40,622	$40,111
Average loans in repayment	$31,630	$31,618	$30,816	$31,631	$30,577
Ending loans in repayment	$31,651	$31,627	$30,972	$31,651	$30,972

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The following table provides detail for our traditional and non-traditional Private Education Loans for the quarters ended.

	September 30, 2013			June 30, 2013			September 30, 2012
(Dollars in millions)	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total
Ending total loans(1)	$37,151	$3,471	$40,622	$36,445	$3,572	$40,017	$36,250	$3,861	$40,111
Ending loans in repayment	29,270	2,381	31,651	29,155	2,472	31,627	28,356	2,616	30,972
Private Education Loan allowance for losses	1,611	533	2,144	1,629	520	2,149	1,634	562	2,196
Charge-offs as a percentage of average loans in repayment (annualized)	2.1%	8.8%	2.6%	2.1%	9.1%	2.7%	2.6%	10.5%	3.2%
Allowance as a percentage of ending total loans	4.3%	15.4%	5.3%	4.5%	14.6%	5.4%	4.5%	14.6%	5.5%
Allowance as a percentage of ending loans in repayment	5.5%	22.4%	6.8%	5.6%	21.0%	6.8%	5.8%	21.5%	7.1%
Average coverage of charge-offs (annualized)	2.7	2.5	2.6	2.6	2.3	2.5	2.3	2.0	2.2
Delinquencies as a percentage of Private Education Loans in repayment	7.7%	22.7%	8.8%	6.6%	20.0%	7.7%	8.6%	25.1%	10.0%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	3.2%	11.1%	3.8%	3.1%	10.2%	3.6%	4.4%	14.6%	5.3%
Loans in forbearance as a percentage of loans in repayment and forbearance	3.2%	5.4%	3.4%	3.4%	5.5%	3.5%	3.1%	5.0%	3.2%
Loans that entered repayment during the period(2)	$1,009	$13	$1,022	$481	$24	$505	$884	$23	$907
Percentage of Private Education Loans with a cosigner	70%	31%	67%	69%	30%	66%	67%	30%	64%
Average FICO at origination	729	625	722	728	624	721	727	624	719

(1)	Ending total loans represent gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

As part of concluding on the adequacy of the allowance for loan losses, we review key allowance and loan metrics. The most significant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which defaulted between 2008 and 2012 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. There was $329 million, $217 million and $187 million in allowance for Private Education Loan losses at September 30, 2013, June 30, 2013 and September 30, 2012, respectively, providing for possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans (see “Consumer Lending Segment — Private Education Loan Provision for Loan Losses and Charge-Offs” for a further discussion).

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Receivable at beginning of period	$1,334	$1,339	$1,277	$1,347	$1,241
Expected future recoveries of current period defaults(1)	68	70	86	216	237
Recoveries(2)	(55)	(54)	(45)	(177)	(139)
Charge-offs(3)	(25)	(21)	(15)	(64)	(36)

Receivable at end of period	1,322	1,334	1,303	1,322	1,303
Allowance for estimated recovery shortfalls(4)	(329)	(217)	(187)	(329)	(187)

Net receivable at end of period	$993	$1,117	$1,116	$993	$1,116

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $2.1 billion overall allowance for Private Education Loan losses as of September 30, 2013 and the $2.1 billion overall allowance as of June 30, 2013 and the $2.2 billion overall allowance as of September 30, 2012.

The tables below show the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the tables, the percentage of loans in forbearance status decreases the longer the loans have been in active repayment status. At September 30, 2013, loans in forbearance status as a percentage of loans in repayment and forbearance were 6.2 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.4 percent for loans that have been in active repayment status for more than 48 months. Approximately 65 percent of our Private Education Loans in forbearance status has been in active repayment status less than 25 months.

	Monthly Scheduled Payments Due
(Dollars in millions) September 30, 2013	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,541	$6,541
Loans in forbearance	529	187	157	97	138	—	1,108
Loans in repayment — current	4,482	4,987	5,568	4,424	9,395	—	28,856
Loans in repayment — delinquent 31-60 days	247	193	180	134	212	—	966
Loans in repayment — delinquent 61-90 days	214	131	109	77	110	—	641
Loans in repayment — delinquent greater than 90 days	383	267	213	139	186	—	1,188

Total	$5,855	$5,765	$6,227	$4,871	$10,041	$6,541	39,300

Unamortized discount							(726)
Receivable for partially charged-off loans							1,322
Allowance for loan losses							(2,144)

Total Private Education Loans, net							$37,752

Loans in forbearance as a percentage of loans in repayment and forbearance	9.0%	3.2%	2.5%	2.0%	1.4%	—%	3.4%

	Monthly Scheduled Payments Due
(Dollars in millions) June 30, 2013	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$5,896	$5,896
Loans in forbearance	584	192	162	96	126	—	1,160
Loans in repayment — current	5,671	4,996	5,303	4,455	8,771	—	29,196
Loans in repayment — delinquent 31-60 days	254	152	137	99	150	—	792
Loans in repayment — delinquent 61-90 days	181	95	86	54	79	—	495
Loans in repayment — delinquent greater than 90 days	442	246	190	118	148	—	1,144

Total	$7,132	$5,681	$5,878	$4,822	$9,274	$5,896	38,683

Unamortized discount							(752)
Receivable for partially charged-off loans							1,334
Allowance for loan losses							(2,149)

Total Private Education Loans, net							$37,116

Loans in forbearance as a percentage of loans in repayment and forbearance	8.2%	3.4%	2.8%	2.0%	1.4%	—%	3.5%

	Monthly Scheduled Payments Due
(Dollars in millions) September 30, 2012	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,800	$6,800
Loans in forbearance	588	169	122	65	92	—	1,036
Loans in repayment — current	5,697	6,078	5,115	3,913	7,083	—	27,886
Loans in repayment — delinquent 31-60 days	341	198	165	104	146	—	954
Loans in repayment — delinquent 61-90 days	221	94	80	46	63	—	504
Loans in repayment — delinquent greater than 90 days	841	306	221	116	144	—	1,628

Total	$7,688	$6,845	$5,703	$4,244	$7,528	$6,800	38,808

Unamortized discount							(814)
Receivable for partially charged-off loans							1,303
Allowance for loan losses							(2,196)

Total Private Education Loans, net							$37,101

Loans in forbearance as a percentage of loans in repayment and forbearance	7.7%	2.5%	2.1%	1.5%	1.2%	—%	3.2%

The amount of loans in a forbearance status as a percentage of loans in repayment and forbearance increased to 3.4 percent for the quarter ended September 30, 2013 compared with 3.2 percent in the year-ago quarter. As of September 30, 2013, one percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of September 30, 2013 (customers made payments on approximately 29 percent of these loans as a prerequisite to being granted forbearance).

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the origination of new Private Education Loans and the repayment of $3.2 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the issuance of additional bank deposits and unsecured debt, the predictable operating cash flows provided by earnings, the repayment of principal on unencumbered student loan assets and the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our secured FFELP facilities.

Currently, new Private Education Loan originations are initially funded through deposits and subsequently securitized to term. We have $1.2 billion of cash at Sallie Mae Bank (the “Bank”) as of September 30, 2013 available to fund future originations. We no longer originate FFELP Loans and therefore no longer have liquidity requirements for new FFELP Loan originations, but will continue to opportunistically purchase FFELP Loan portfolios from others.

On June 10, 2013, we closed on a new $6.8 billion credit facility, which matures in June 2014, to facilitate the term securitization of FFELP Loans. The facility was used in June 2013 to refinance all of the FFELP Loans previously financed through the ED Conduit Program. As a result, we ended our participation in the ED Conduit Program.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$3,194	$1,805	$2,544
Sallie Mae Bank(1)	1,222	1,595	601

Total unrestricted cash and liquid investments	$4,416	$3,400	$3,145

Unencumbered FFELP Loans	$2,013	$2,064	$1,049

Average Balances

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,270	$2,250	$2,785	$2,445	$2,343
Sallie Mae Bank(1)	1,375	1,692	794	1,432	778

Total unrestricted cash and liquid investments	$3,645	$3,942	$3,579	$3,877	$3,121

Unencumbered FFELP Loans	$1,932	$1,889	$1,040	$1,839	$1,132

(1)	This amount will be used primarily to originate or acquire student loans at the Bank. See discussion below on restrictions on the Bank to pay dividends.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan–other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of September 30, 2013, June 30, 2013 and

September 30, 2012, the maximum additional capacity under these facilities was $11.2 billion, $11.9 billion and $11.3 billion, respectively. For the three months ended September 30, 2013, June 30, 2013, and September 30, 2012, the average maximum additional capacity under these facilities was $11.4 billion, $11.1 billion and $11.1 billion, respectively. For the nine months ended September 30, 2013 and 2012, the average maximum additional capacity under these facilities was $11.1 billion and $11.3 billion, respectively.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. Total unencumbered student loans, net, comprised $13.5 billion of our unencumbered assets of which $11.5 billion and $2.0 billion related to Private Education Loans, net and FFELP Loans, net, respectively. At September 30, 2013, we had a total of $22.8 billion of unencumbered assets inclusive of those described above as sources of primary liquidity and exclusive of goodwill and acquired intangible assets.

The Bank’s ability to pay dividends is subject to the laws of Utah and the regulations of the FDIC. Generally, under Utah’s industrial bank laws and regulations as well as FDIC regulations, the Bank may pay dividends from its net profits without regulatory approval if, following the payment of the dividend, the Bank’s capital and surplus would not be impaired. While applicable Utah and FDIC regulations differ in approach as to determinations of impairment of capital and surplus, neither method of determination has historically required the Bank to obtain consent to the payment of dividends. The Bank paid no dividends for the three months ended September 30, 2013. For the three months ended September 30, 2012, the Bank paid dividends of $75 million. For the nine months ended September 30, 2013 and 2012, the Bank paid dividends of $120 million and $345 million, respectively.

For further discussion of our various sources of liquidity, such as the FFELP Loan–other facilities, the Bank, our continued access to the ABS market and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2012.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

(Dollars in billions)	September 30, 2013	June 30, 2013	September 30, 2012
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$5.8	$5.8	$6.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.6	6.5	6.2
Tangible unencumbered assets(1)	22.8	21.0	20.4
Unsecured borrowings	(27.1)	(25.5)	(25.4)
Mark-to-market on unsecured hedged debt(2)	(1.0)	(1.0)	(1.9)
Other liabilities, net	(1.9)	(1.8)	(1.6)

Total tangible equity	$5.2	$5.0	$4.5

(1)	Excludes goodwill and acquired intangible assets.

(2)

At September 30, 2013, June 30, 2013 and September 30, 2012, there were $1.0 billion, $1.0 billion and $1.5 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

“Core Earnings” Basis Borrowings

The following table presents the ending balances of our “Core Earnings” basis borrowings.

	September 30, 2013			June 30, 2013			September 30, 2012
(Dollars in millions)	Short Term	Long Term	Total	Short Term	Long Term	Total	Short Term	Long Term	Total
Unsecured borrowings:
Senior unsecured debt	$3,201	$15,509	$18,710	$3,063	$14,433	$17,496	$1,230	$16,883	$18,113
Bank deposits	5,732	1,896	7,628	4,984	2,247	7,231	3,187	2,570	5,757
Other(1)	806	—	806	825	—	825	1,554	—	1,554

Total unsecured borrowings	9,739	17,405	27,144	8,872	16,680	25,552	5,971	19,453	25,424

Secured borrowings:
FFELP Loan securitizations	—	91,690	91,690	—	92,428	92,428	—	106,312	106,312
Private Education Loan securitizations	—	19,434	19,434	—	20,594	20,594	—	19,471	19,471
FFELP Loan — other facilities	5,794	5,394	11,188	7,639	4,541	12,180	14,458	5,376	19,834
Private Education Loan — other facilities	—	878	878	—	—	—	—	1,491	1,491

Total secured borrowings	5,794	117,396	123,190	7,639	117,563	125,202	14,458	132,650	147,108

Total “Core Earnings” basis	15,533	134,801	150,334	16,511	134,243	150,754	20,429	152,103	172,532
Hedge accounting adjustments	39	2,143	2,182	47	1,636	1,683	28	2,683	2,711

Total GAAP basis	$15,572	$136,944	$152,516	$16,558	$135,879	$152,437	$20,457	$154,786	$175,243

(1)	“Other” primarily consists of the obligation to return cash collateral held related to derivative exposure.

Transactions during the Third-Quarter 2013

The following financing transactions have taken place in the third quarter of 2013:

Unsecured Financings:

•	September 20, 2013 — issued $1.25 billion senior unsecured bonds.

FFELP Financings:

•	August 15, 2013 — issued $747 million FFELP ABS.

•	September 19, 2013 — issued $996 million FFELP ABS.

Private Education Loan Financings:

•	September 26, 2013 — issued $624 million Private Education Loan ABS.

Private Education Loan Facility

On July 17, 2013, we closed on a $1.1 billion asset-backed borrowing facility that matures on August 15, 2015. The facility was used to fund the call and redemption of our SLM 2009-D Private Education Loan Trust ABS, which occurred on August 15, 2013.

Sales of FFELP Securitization Trust Residual Interests

During the first six months of 2013, we sold five Residual Interests in a FFELP Loan securitization trusts to third parties. We will continue to service the student loans in the trusts under existing agreements. The sales removed securitization trust assets of $12.5 billion and related liabilities of $12.1 billion from our balance sheet. These sales resulted in our recognizing $312 million in gains.

Shareholder distributions

In the third-quarter 2013, we paid a common stock dividend of $0.15 per share.

In July 2013, we authorized $400 million to be utilized in a new common share repurchase program that does not have an expiration date. There were no share repurchases in the third-quarter 2013.

Recent Fourth-Quarter 2013 Transactions

On September 25, 2013, we announced the sale of our 529 college savings plan administration business. Upon the transaction’s closing, which is anticipated to occur in the fourth-quarter 2013, we will recognize a gain of approximately $0.14 per diluted share. Due to the sale, the results of this business were moved to discontinued operations for all periods presented.